EXHIBIT 10.1


                           PURCHASE AND SALE AGREEMENT

     This Purchase and Sale Agreement (the "Agreement") is entered into this 30th day of April, 2001 to be effective as of the 1st day of April, 2001 (the "Effective Date") between and among Sheridan Investments, LLC (the "Seller"), a Colorado limited liability company, Sheridan Plaza at Inverness, LLC ("Plaza"), a Colorado limited liability company, AmeriVest Properties Inc. ("AmeriVest"), a Maryland corporation, and AmeriVest Inverness Inc. ("Purchaser"), a Colorado corporation. For purposes of this Agreement, each of Seller, Plaza, AmeriVest and Purchaser may be referred to individually as a "Party" and all of Seller, Plaza, AmeriVest and Purchaser may be referred to collectively as the "Parties."

                                    Recitals
                                    --------

     A. Seller owns a 100 percent preferred limited liability company membership interest in Plaza (the "Plaza Interest") whose sole asset is a fee simple interest in two multi-tenant office buildings located at 383 and 385 Inverness Drive South, Denver, Colorado, consisting of approximately 118,000 total rentable square feet on approximately 6.7 acres of land with 403 total parking spaces, including 78 underground parking spaces that is known as "Sheridan Plaza at Inverness" (the "Property"). The Property is more particularly described in Exhibit A attached to and made a part of this Agreement.

     B. AmeriVest owns all the outstanding shares of Purchaser and owns additional real properties consisting of multi-tenant office buildings and other properties.

     C. Purchaser owns a 9.639 percent preferred limited liability company membership interest in the Seller (the "LLC Interest").


     D. Purchaser desires to purchase from Seller, and Seller desires to sell to Purchaser the Plaza Interest pursuant to the terms of this Agreement.

                                    Agreement
                                    ---------

     In consideration of the premises and of the mutual covenants contained in this Agreement, the Parties agree as follows:




1. Purchase and Sale of Shares.

1.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from Seller, the Plaza Interest.

1.2 Purchase Price. The purchase price (the "Purchase Price") for the Plaza Interest shall be the "Net Equity Value of Plaza" (defined as the fair market value of the balance sheet of Plaza as of March 31, 2001, set forth in Exhibit
B), which equals $6,928,646, payable at "Closing" (hereafter defined) as follows: (a) Seller shall redeem Purchaser's LLC Interest for an amount equal to
9.639 percent of the "Net Equity Value of Seller" (defined as the fair market value of the balance sheet of Seller as of March 31, 2001, set forth in Exhibit
C) which equals $705,934; and (b) AmeriVest shall deliver the balance of the Purchase Price in the form of 1,121,209 shares of the restricted common stock (the "Common Stock") of AmeriVest at the rate of $5.55 per share (the "AmeriVest Shares"). Seller will hold the AmeriVest Shares for at least one year from the "Closing Date" (hereafter defined) prior to making any transfers of the AmeriVest Shares. Commencing upon the first anniversary of the Closing Date, not more than 50 percent of the AmeriVest Shares may be transferred to Seller's members at the discretion of Sheridan Development, LLC, Seller's sole Manager ("Sheridan Development"). Commencing on the second anniversary of the Closing

Date and at any time or times to anyone thereafter, all or some portion or portions of the remaining AmeriVest Shares held by Seller may be transferred at Sheridan Development's discretion. All such transfers of the AmeriVest Shares by Seller shall be in compliance with all applicable federal and state securities law registration requirements or exemptions therefrom.

1.3 Purchase Price Adjustment. If the Net Operating Margin (as defined below) from Plaza for the year ending December 31, 2001 is not at least $581,400, then Seller shall pay to Purchaser an amount (the "Adjustment Amount") equal to 37.5 percent of the amount by which $581,400 exceeds the Net Operating Margin for the year ending December 31, 2001. For purposes of this Agreement, Net Operating Margin shall mean, for the year ending December 31, 2001, the net income for Plaza determined in accordance with generally accepted accounting principles ("GAAP") adjusted as follows:

          (a) increased by depreciation and amortization expenses,

          (b) increased by the amount by which the actual cash received during the period as rental payments exceeds the amount required to be accrued under GAAP as straight line rental income or decreased by the amount by which the actual cash received during the periods as rental payments is less than the amount required to be accrued under GAAP as straight line rental income,

          (c) reduced by the principal amortization on the Mortgage Loan (as defined in Section 2 below), and

          (d) reduced by lender reserves for capital expenditures required by the Mortgage (as defined in Section 2 below).

On or before April 1, 2002, management of AmeriVest will provide a written determination of the Net Operating Margin to each of the directors of AmeriVest. At the request of a majority of the disinterested directors of AmeriVest, this determination of Net Operating Margin shall be submitted to AmeriVest's independent auditors (the "Auditors") for approval. On or before April 26, 2002 (or such later date that the Auditors complete a requested approval and review process), Purchaser shall provide Seller in writing with Purchaser's determination of the Net Operating Margin (the "Determination Notice") in reasonable detail showing the adjustments described in the definition of Net Operating Margin and also stating whether the determination of Net Operating Margin was approved by the Auditors. If the determination of Net Operating Margin was not approved by the Auditors, and Seller objects to the calculation of Net Operating Margin, Seller shall notify Purchaser of the objection in writing (the "Objection Notice") within five business days after receipt of the Determination Notice. Within five business days of receiving the Objection Notice, Purchaser shall submit the determination and objection to the Auditors and request that the Auditors approve the determination or revise the determination within 10 business days after submission to the Auditors. A copy of the determination or approval of Net Operating Margin by the Auditors shall be delivered by Purchaser to Seller promptly upon receipt by Purchaser. The determination of Net Operating Margin as approved or revised by the Auditors (the "Auditors' Determination") shall be considered as final for purposes of this Section 1.3. Seller shall deliver to Purchaser the Adjustment Amount within five business days after the delivery of the Determination Notice if no Objection Notice is timely given or within five business days after the delivery of the Auditors' Determination if the Objection Notice is timely given.

2. Title. Seller shall deliver to Purchaser a true and complete copy of Plaza's title insurance policy on the Property ("Title Policy") on or before Closing. Purchaser acknowledges that Seller has requested Chicago Title Insurance Company to issue the Title Policy as an ALTA Owner's Extended Coverage Policy insuring title to the Property in fee simple to Plaza for the amount of $22,000,000. Purchaser acknowledges and agrees that the Property shall be conveyed subject to the exceptions listed on the Title Policy and the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing (the "Mortgage") on the Property securing a loan in the principal amount of $14,975,000 from Teachers Insurance and Annuity Association to Plaza pursuant to the Promissory Note dated December 15, 2000 for the principal amount of $14,975,000 (the "Mortgage Loan").

3. Environmental Audit. Seller represents to Purchaser that Seller has delivered to Purchaser a true and correct copy of the Phase I Environmental Site Assessment (including asbestos investigation) for the Property dated October 18, 1999 and Phase I Environmental Site Assessment (including asbestos investigation) for the Property dated December 14, 2000 (collectively, the "Phase I Reports"), the receipt of which is acknowledged by Purchaser. Purchaser shall have the right to obtain, at the cost and expense of Purchaser, an update to the Phase I Reports (the "Update"). In the event that an Update indicates that hazardous waste or materials or non-hazardous materials that are controlled by the Colorado Department of Public Health and the Environment or by the United States Environmental Protection Agency are revealed at the Property or historical uses as shown by the Update that would indicate the possible presence of such waste or materials, and these matters were not indicated in the Phase I Reports, or the Update indicates that any of Seller or Plaza is in violation of any local, state or federal environmental laws, rules or regulations, then Seller shall reimburse Purchaser for the cost and expense of obtaining the Update and Purchaser shall have the right to object to matters disclosed in the Update in accordance with Section 7.6 of this Agreement.

4. Survey. Seller represents to Purchaser that Seller has delivered to Purchaser a true and correct copy of a current land title survey of the Property (the "Survey") updated according to the ALTA/ACSM "Minimum Standard Detail Requirements" of an urban survey by a land surveyor licensed in the State of Colorado, the receipt of which is acknowledged by Purchaser. Purchaser shall have the right to object to any matters disclosed in the Survey.

5. Warranty as to Leases. Each of Seller and Plaza warrants to Purchaser and AmeriVest that the attached Exhibit D is a complete list of all leases, tenancies, rental agreements, and concession agreements presently encumbering the Property; and that:

     No person, firm, or corporation has any title, interest, or right to possession of the Property or any portion of the Property as a lessee, tenant, or concessionaire of Seller or Plaza except as shown on Exhibit D, and the names as set forth in Exhibit D are the names of all tenants, lessees and concessionaires which have a right of possession at the Property, whether or not under a written instrument (which shall be specified), as of each of the Effective Date and the date this Agreement is signed by Seller; the date set forth for each tenant, lessee and concessionaire is the date of the lease, tenancy, rental or concessionaire agreement pursuant to which the tenant, lessee or concessionaire occupied the Property as of the Effective Date.

5.1 All the leases, tenancies, rental agreements, and concession agreements shown on Exhibit D have been entered into by, or have been validly assigned to, Plaza, are now in full force and effect, and are enforceable by Plaza in accordance with their respective terms; to the best of Seller's reasonable knowledge, none of Seller, Plaza, nor any of the tenants, lessees or concessionaires set forth on Exhibit D is in default in the performance of any such instrument or agreement; and no tenant, lessee, or concessionaire is entitled to any rebate, concession, or other benefit except as set forth in the leases and agreements referred to in Exhibit D.

5.2 The rentals and other sums due or to become due under the leases and agreements referred to in Exhibit D have not been assigned or encumbered by Seller or Plaza except as additional security under the Mortgage, and will not be further assigned, encumbered, or subjected to any liens by Seller or Plaza prior to the Closing pursuant to this Agreement.

5.3 Until Closing, each of Seller and Plaza shall continue its present rental efforts at the Property to rent vacant space, provided that after the date of mutual execution of this Agreement, neither Seller nor Plaza shall execute any new leases or amend, terminate or accept the surrender of any existing tenancies or approve any subleases without the prior consent of Purchaser, except that each of Seller and Plaza is authorized to accept the termination of leases at the end of their existing terms and provided that if either of Seller or Plaza does execute a new lease or amend, terminate or accept the surrender of any existing tenancy or if Seller or Plaza approves any sublease without Purchaser's consent, Purchaser may terminate this Agreement and this Agreement shall be of no further force or effect.

6. Warranty as to Insurance. Each of Seller and Plaza warrants that the attached Exhibit E is a complete list of all insurance policies now insuring the Property showing (a) the number of each policy; (b) the name of the insurance company that issued each policy; (c) the term, expiration date and property covered by each policy; (d) the premiums on each policy; and (e) the general nature and type of each policy set forth on Exhibit E.

7. Conditions to Performance by Purchaser. Consummation of the transactions contemplated by this Agreement is contingent upon each of the following:

7.1 Shareholders' Approval. Approval by the majority of AmeriVest's shareholders of the issuance of the AmeriVest Shares pursuant to this Agreement.

7.2 Leases. Approval by Purchaser of all leases and lease amendments encumbering the Property. Purchaser acknowledges that Seller has previously made available to Purchaser for review copies of the leases and lease amendments prior to the execution of this Agreement.

7.3 Management Records. Approval by Purchaser of true and complete copies of the Income and Operating Expense Statements and Balance Sheets and any other management records relating to the Property, the tenants, and Plaza during the past three years ("Management Records"). Seller represents to Purchaser that Seller has previously made available to Purchaser for review copies of the Management Records prior to the execution of this Agreement, the availability of which review is acknowledged by Purchaser.

7.4 Service Contacts. Approval by Purchaser of all management, service and other contracts pertaining to the Property ("Service Contracts"). Seller represents to Purchaser that Seller has previously made available to Purchaser for review copies of the Service Contracts prior to the execution of this Agreement, the availability of which review is acknowledged by Purchaser.

7.5 Personal Property. Approval by Purchaser of a list of all personal property now owned by Plaza and used in connection with the management of the Property set forth on Exhibit F attached to and made part of this Agreement.

7.6 Permits, Licenses, Etc. Inspection by Purchaser of all permits, certificates, and licenses, if any, required to operate the Property in the manner it has been operated by Seller and Plaza ("Permits"). Seller represents to Purchaser that Seller has previously made available to Purchaser for review copies of all such Permits, if any, the availability of which review is acknowledged by Purchaser.

7.7 Inspection. Seller represents to Purchaser that Seller has previously made available to Purchaser for review all information in Seller's and Plaza's possession concerning the Property, including without limitation, building plans, specifications, studies, blueprints, or as-built drawings (if any), engineering reports (if any), and building component warranties (if any) (the "Due Diligence Materials"), the availability of which review is acknowledged by Purchaser. Purchaser or its designee shall have the right to inspect the physical condition of the Property, at Purchaser's expense, including inspections of the mechanical, engineering, and structural condition of the Property, the roof of the Property and pest inspections of the Property. Purchaser shall be responsible and shall pay for any damage which occurs to the Property resulting solely from such inspections. Purchaser shall indemnify, defend, protect, and hold Seller and Plaza harmless from any claims, injuries, losses, liens, judgments, liabilities, damages, or expenses arising out of or incurred in connection with Purchaser's inspection of the Property, except to the extent caused by the negligence or willful misconduct of Seller or Plaza.

7.8 Property Tax. Approval by Purchaser of certificates of all real and personal property taxes pertaining to the Property. Seller shall deliver copies of said certificates to Purchaser at or prior to Closing.

7.9 Dividend Reinvestment Plan. Seller shall have enrolled 50% of the AmeriVest Shares in the AmeriVest Dividend Reinvestment Plan ("DRIP") commencing on the Closing Date and continuing for a period of two years after the Closing Date as required by the "Registration Rights Agreement" (defined hereafter) to be executed by Seller and AmeriVest pursuant to Section 19 of this Agreement.

7.10 Notice and Cure of Unsatisfactory Conditions. If, at any time prior to Closing, written notice of any unsatisfactory condition from Purchaser is given to Seller, including any objection to the physical condition of the Property, any objection to the Due Diligence Materials, any objection to the Title Policy, any objection to the Survey, or any objection to the Update, Seller shall have ten business days from its receipt of Purchaser's written notice to cure such objection. If Seller elects not to cure Purchaser's objection or fails to cure Purchaser's objection within ten business days of its receipt of Purchaser's written notice regarding the same, Purchaser may elect to waive its objection and accept the Property as is, or Purchaser may terminate this Agreement upon written notice of termination to Seller.

8. Deliveries At Closing.

8.1 Seller's Deliveries. At Closing, Seller shall deliver to Purchaser the following:

8.1.1 An assignment of all of Seller's right, title, and interest in and to the Plaza Interest in the form of the Assignment and Assumption Agreement attached hereto as Exhibit G.

8.1.2 The resignations of all managers and other officers of Plaza effective on the Closing Date that have been requested in writing by Purchaser to Seller and Plaza at least ten business days prior to Closing.

8.1.3 The Title Policy.

8.1.4 The consent of Sheridan Development and any other consents and/or authorizing resolutions required under the operating agreements of Seller and Plaza to the sale of the Plaza Interest to Purchaser and the admission of Purchaser to Plaza as a substituted member entitled to 100 percent of the limited liability company membership interests in Plaza.

8.1.5 An amendment to Seller's operating agreement approved by Seller's members permitting the conveyance of the Plaza Interest without the subsequent distribution to the members of the consideration received therefor.

8.1.6 A counterpart of the Registration Rights Agreement fully executed by Seller as contemplated by Section 19 hereof.

8.1.7 A legal opinion of Isaacson, Rosenbaum, Woods & Levy, P.C. on behalf of Seller and Plaza, addressed to Purchaser substantially in the form set forth in Exhibit H, with customary qualifications and assumptions, all to be reasonably acceptable to Purchaser as a condition of Closing.

8.1.8 At and after Closing, such additional and customary documents necessary to carry out or complete the transaction set forth in this Agreement.

8.2 Deliveries of Purchaser and AmeriVest. At Closing, Purchaser and AmeriVest shall deliver to Seller the following:

8.2.1 Payment of the Purchase Price by (a) conveying the LLC Interest, to be redeemed by Seller by execution of an Assignment and Assumption Agreement in the form attached hereto as Exhibit I; and (b) delivering a certificate (the "Certificate"), issued in the name of Seller, representing the number of AmeriVest Shares determined in accordance with Section 1.2 of this Agreement.

8.2.2 A copy of the corporate resolutions of Purchaser's Board of Directors, certified by the Secretary of Purchaser, authorizing the appropriate officers of Purchaser to execute, deliver, and perform this Agreement; and a copy of the corporate resolutions of AmeriVest's Board of Directors, certified by the Secretary of AmeriVest, authorizing the the appropriate officers of AmeriVest to execute, deliver, and perform this Agreement and issue the Certificate to Seller.

8.2.3 A copy of the shareholder's resolution, approved by the majority of AmeriVest's shareholders and certified by the Secretary of AmeriVest, authorizing the issuance to Seller of the number of AmeriVest Shares required pursuant to Section 1.2 of this Agreement.

8.2.4 A counterpart of the Registration Rights Agreement fully executed by AmeriVest as contemplated by Section 19 hereof.

8.2.5 A legal opinion letter issued by Patton Boggs LLP substantially in the form set forth at Exhibit J with customary qualifications and assumptions, all to be reasonably acceptable to Seller as a condition of Closing.

8.2.6 Documentation reasonably satisfactory to Seller that Purchase and AmeriVest have obtained approval and consent from the American Stock Exchange to issue the AmeriVest Shares.

8.2.7 At and after Closing, such additional and customary documents necessary to carry out or complete the transaction set forth in this Agreement.

9. Closing Date. This transaction shall close ("Closing") within three business days after AmeriVest's shareholders' approval pursuant to Section 8.2.3 of this Agreement at a time to be mutually established by Purchaser and Seller (the "Closing Date"), but in any event not later than June 15, 2001, unless the Parties agree in writing to an amendment of this Agreement extending the Closing Date. Closing shall take place at the offices of Purchaser located at 1780 South Bellaire Street, Suite 515, Denver, Colorado.

10. Closing Costs. At Closing, all parties shall pay their own attorneys' fees and other costs incurred by each of them in the negotiation and preparation of this Agreement and the Closing.

11. Casualty Loss. If, prior to Closing, the Property shall be damaged or destroyed by fire, explosion, disaster, earthquake, accident, disturbance or act of God (except any damage or destruction caused by Purchaser or its agents, servants or employees), within five days of becoming aware of such damage or destruction, Plaza shall deliver to Purchaser and Seller written notice thereof and the estimated cost of repair, based upon Plaza's reasonable good faith business judgment. If the Property is substantially damaged, Purchaser may terminate this agreement upon written notice to Seller. As used herein, "substantially damaged" means (1) the estimated cost of repairing such damage or destruction exceeds in the aggregate $100,000, and Seller is unwilling to credit Purchaser the full amount of the damage at Closing; (2) the casualty materially and adversely affects access to the Property for more than 30 days; (3) the casualty would give one or more tenants with an aggregate total rental square footage of more than 10,000 square feet, the right to terminate their respective leases; or (4) the casualty would cause the rent of any one or more tenants to abate for any period of time unless Seller is willing to credit Purchaser for the full amount of the abated rent at Closing.

12. Representations and Warranties of Seller. Seller hereby represents and warrants to Purchaser that the following are true and correct as of the Effective Date and that the following shall be true and correct as of the Closing Date and for one year thereafter:

12.1 Seller is duly organized, validly existing, and in good standing under the laws of the State of Colorado and has the power and authority to carry on its business and to enter into this Agreement and the transactions contemplated hereby.

12.2 Seller has the power and authority, under its operating agreement or otherwise, to enter into this Agreement and the transactions contemplated hereby.

12.3 Seller's execution and performance of this Agreement will be duly authorized by its managers and members prior to Closing and will not violate any provision of law or its articles of organization or operating agreement.

12.4 Seller is not party to a contract or agreement or subject to any restriction that adversely affects Seller's business, property, assets, or financial condition. Seller is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects Seller's right or ability to undertake the transactions contemplated hereby or the performance of any of its respective terms.

12.5 To the best of Seller's knowledge, no consent, approval, authorization, permit or license from any federal, state, or local regulatory authority is required in connection with the transactions contemplated herein.

12.6 The appraisal of the Property dated March 1, 2001 (the "Appraisal") provided by Seller to Purchaser was, to the best of Seller's knowledge, prepared by Cushman and Wakefield of Colorado (the "Appraiser") in accordance with industry standards and accurately reflects the fair market value of the Property as of the date of the Appraisal. The information provided by Seller to the Appraiser in connection with the preparation of the Appraisal was accurate and complete in all material respects, including but not limited to the information concerning existing leases, rents, mortgages, operating expenses, and, to the best of Seller's knowledge, environmental conditions.

12.7 Seller represents and warrants that, to the best of its knowledge, the Property is in compliance with applicable laws, rules, and regulations pertaining to health and the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") and the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"). Seller further represents and warrants that there are no facts, conditions or circumstances known to Seller which could result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable governmental authority. Seller represents and warrants that, to the best of its knowledge, it is not required to obtain any permits, licenses, or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Property constructed or to be constructed by reason of any environmental laws, rules or regulations. Seller represents and warrants that it has no knowledge of any oil, toxic or hazardous substances or solid wastes having been disposed of or released on the Property, or any asbestos within the improvements.

12.8 The address set forth below is Seller's true and correct address.

12.9 Seller is the sole beneficial, legal, and record owner of the Plaza Interest and the sole investment owner of Plaza.

12.10 There are no claims, liens, or other encumbrances on the Property except the Mortgage and those encumbrances shown on the Title Policy.

12.11 This Agreement constitutes a legal and binding obligation of Seller and is valid and enforceable against Seller in accordance with its terms, except that the availability of certain rights and remedies provided for in this Agreement may be limited by (i) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, or other similar laws of general application affecting the enforcement of Purchaser's rights generally; and (ii) considerations of public policy and general principles of equity limiting the availability of equitable remedies, and equitable defenses, regardless of whether enforceability is considered in a proceeding in equity or at law, including the fact that the availability of any remedy of specific performance, injunctive, or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

12.12 There are no other restrictions on Seller's right or ability to sell the Plaza Interest to Purchaser.

12.13 Seller has furnished Purchaser with true and complete copies of the audited Statements of Assets and Liabilities for each of Plaza and the Property as of December 31, 1999 and May 31, 2000 and the Property's audited statements of operations for each of the years ended December 31, 1999 and December 31, 2000 (the "Financial Statements"). The Financial Statements were prepared in accordance with Seller's and Plaza's books and records and in accordance with GAAP applied on a consistent basis throughout the periods indicated and fairly present the financial position of Plaza and the Property as of the dates and for the periods indicated.

12.14 At least 10 days prior to Closing, Seller shall furnish Purchaser with an unaudited balance sheet of each of Plaza and the Property as of March 31, 2001, and an unaudited income statement of each of Plaza and the Property for the period from January 1, 2001 through March 31, 2001 (the "Updated Financial Statements"). The Updated Financial Statements shall be prepared in accordance with Plaza's and the Property's books and records and in accordance with GAAP applied on a consistent basis throughout the periods indicated, subject to normal year-end adjustments. Seller has no reason to believe that such adjustments, other than normal year-end adjustments to depreciation and amortization, will be substantially in excess of adjustments in prior years relative to the volume and nature of operations for each of those years. The Updated Financial Statements in all material respects shall fairly present the financial position of Plaza and the Property, as of the dates and for the periods indicated. There are no material liabilities known to Seller (whether accrued, absolute, contingent, or otherwise) which shall not be described, shown, or provided for in the financial statements referred to in this section or otherwise in this Agreement except those arising since the respective dates of the Updated Financial Statements in the ordinary course of Plaza's business. Seller further represents that as of the Closing, the Updated Financial Statements will not vary from the Financial Statements in any material respect. If there is a material adverse change in the Updated Financial Statements from the Financial Statements, this Agreement may be terminated prior to Closing by Purchaser by written notice to Seller.

12.15 Except as otherwise provided in the Registration Rights Agreement to be executed by Seller and AmeriVest pursuant to Section 19 hereof, Seller understands that the AmeriVest Shares have not been registered under federal or state securities laws and are "restricted" securities as defined in Rule 144 under the Securities Act of 1933, as amended (the "1933 Act"). Seller understands that Seller may not sell, offer for sale, transfer, pledge or hypothecate the AmeriVest Shares in the absence of an effective registration statement covering that transaction, under all applicable federal and state securities laws, unless that transaction is exempt from registration under all applicable federal and state securities laws, including an exemption under Rule 144 promulgated under the 1933 Act.

12.16 The transactions contemplated by this Agreement will not result in the acceleration of payment of the Mortgage Loan.

12.17 Neither this Agreement nor any schedule, exhibit, or certificate delivered or documents executed in accordance with the terms hereof (i) contains any untrue statement (attributable to Seller) of a material fact or (ii) omits to state any fact necessary to make the statements contained therein not misleading. Seller has fully provided Purchaser with all the written information that Purchaser has requested for the purpose of deciding whether to consummate the transactions contemplated by this Agreement. Seller agrees that, during the period between execution of this Agreement and the Closing, Seller will provide all additional information that Purchaser reasonably requests.

12.18 Seller agrees to notify Purchaser immediately in writing if any of the foregoing representations or warranties herein are breached or are no longer accurate at any time prior to and including the Closing Date and during the one-year period commencing on the Closing Date.

13. Representations and Warranties of Plaza. Plaza hereby represents and warrants to Purchaser that the following are true and correct as of the Effective Date and that the following shall be true and correct as of the Closing Date and for one year thereafter:

13.1 Plaza is duly organized, validly existing, and in good standing under the laws of the State of Colorado.

13.2 Plaza has the power and authority, under its operating agreement or otherwise, to execute, deliver, and perform this Agreement and the transactions contemplated hereby.

13.3 Plaza's execution, delivery, and performance of this Agreement has been duly authorized and will not violate any provision of law or its articles of organization or operating agreement.

13.4 The improvements situated on the Property are connected to all public utility systems (including without limitation the sewer system).

13.5 There are no actions, suits, investigations, or proceedings at law or in equity by or before any court, governmental instrumentality, commission, or other agency now pending or, to the best of Plaza's knowledge, threatened against, or affecting Plaza or Plaza's properties or rights which could reasonably be expected to result in a material adverse change in Plaza's business or financial condition. Further, Plaza is not in default with respect to any order, writ, injunction, or decree of any court or any governmental agency or department applicable to it.

13.6 Plaza is not a party to or otherwise subject to any contract or agreement which restricts or otherwise affects Plaza's right or ability to perform its obligations hereunder.

13.7 Attached as Exhibit K is a list of all of Plaza's bank accounts (the "Accounts"), including the name and location of the bank holding the Accounts, the Account numbers, and the authorized signatures on the Accounts.

13.8 No tax liability which is now past due, including without limitation, income tax liability, of any nature has been asserted against Plaza by any taxing authority.

13.9 No consent, approval, authorization, permit or license from any federal, state, or local regulatory authority as to Plaza is required in connection with Plaza's execution, delivery, or performance of this Agreement.

13.10 To the best of Plaza's knowledge, the improvements situated on the Property are complete and structurally sound and all mechanical systems contained therein are adequate for their intended use and are in proper working condition subject to usual wear and tear and required, ordinary, routine maintenance. To the best of Plaza's knowledge, the Property does not require any major repairs.

13.11 To the best of Plaza's knowledge, the information provided by Plaza to the Appraiser in connection with the preparation of the Appraisal was accurate and complete in all material respects, including but not limited to the information concerning existing leases, rents, mortgages, operating expenses, and environmental conditions.

13.12 Plaza represents and warrants that to the best of its knowledge the Property is in compliance with applicable laws, rules and regulations pertaining to health and the environment, including, without limitation, CERCLA and RCRA. Plaza further represents and warrants that there are no facts, conditions or circumstances known to Plaza which could result in any such investigation or inquiry if such facts, conditions and circumstances, if any, were fully disclosed to the applicable governmental authority. Plaza represents and warrants that, to the best of its knowledge, Plaza has not obtained and is not required to obtain any permits, licenses, or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures or equipment in connection with the Property constructed or to be constructed by reason of any environmental laws, rules or regulations. Plaza represents and warrants that Plaza has no knowledge of any oil, toxic, or hazardous substances or solid wastes having been disposed of or released on the Property, or any asbestos within the improvements.

13.13 The address set forth below is Plaza's true and correct address.

13.14 Seller is the sole beneficial, legal, and record owner of the Plaza Interest and the sole investment owner of Plaza.

13.15 There are no claims, liens, or other encumbrances on the Property except for the Mortgage and the encumbrances set forth on the Title Policy.

13.16 The transactions contemplated by this Agreement will not result in the acceleration of the payment of any indebtedness of Plaza, including but not limited to the Mortgage and the Mortgage Loan. A true and complete a copy of each of the Mortgage and the Mortgage Loan is attached to and made a part of this Agreement as Exhibit L.

13.17 This Agreement constitutes a legal and binding obligation of Plaza, and is valid and enforceable against Plaza in accordance with its terms, except that the enforceability and the availability of certain rights and remedies provided for in this Agreement may be limited by (i) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, or other similar laws of general application affecting the enforcement of Purchaser's rights generally; and (ii) considerations of public policy and general principles of equity limiting the availability of equitable remedies, and equitable defenses, regardless of whether enforceability is considered in a proceeding in equity or at law, including the fact that the availability of any remedy of specific performance, injunctive, or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

13.18 Neither this Agreement nor any schedule, exhibit, or certificate delivered or documents executed in accordance with the terms hereof (i) contains any untrue statement (attributable to Plaza) of a material fact or (ii) omits to state any fact necessary to make the statements contained therein not misleading. Plaza has fully provided Purchaser with all the written information that Purchaser has requested for the purpose of deciding whether to consummate the transactions contemplated by this Agreement. Plaza agrees that, during the period between execution of this Agreement and the Closing, Plaza will provide all additional information that Purchaser reasonably requests.

13.19 Plaza agrees to notify Purchaser immediately in writing if any of the foregoing representations or warranties herein are breached or are no longer accurate at any time prior to and including the Closing Date.

14. Representations and Warranties of AmeriVest. AmeriVest hereby represents and warrants to Seller that the following are true and correct as of the Effective Date and that the following shall be true and correct as of the Closing Date and for one year thereafter:

14.1 Existence and Good Standing. AmeriVest is a corporation duly organized, validly existing, and in good standing under the laws of the State of Maryland. AmeriVest has the requisite corporate power and authority to own, lease, and operate its properties and to carry on the business as now conducted and as presently proposed to be conducted by it. AmeriVest is duly qualified or licensed to do business and is in good standing in each jurisdiction in which its business makes such qualification or license required by law, except where the failure to be so qualified would not have a material adverse effect on AmeriVest or its operations.

14.2 Capital Stock.

14.2.1 Capital Structure. AmeriVest has total authorized capital of 15,000,000 shares of Common Stock. There are 3,171,381 shares of Common Stock issued and outstanding. All of the Common Stock outstanding has been duly authorized and validly issued and is fully paid and non-assessable. There are 11,828,619 shares of Common Stock authorized and unissued. As of the Closing Date, the number of shares of Common Stock that are authorized, issued, and outstanding will be the same as the date hereof, except to the extent additional shares are issued (a) upon the exercise of outstanding options or warrants, (b) pursuant to options issuable pursuant to AmeriVest's 1995 Stock Option Plan and 1998 Stock Option Plan, or (c) pursuant to AmeriVest's Dividend Reinvestment Plan. All outstanding options and warrants and all options issuable pursuant to AmeriVest's 1995 an 1998 Stock Option Plans are described in the "Public Filings." As used herein, the term, "Public Filings," refers to all registration statements, annual and quarterly financial statements, other periodic and current reports, and all other filings and written disclosures of AmeriVest required to be filed by any state or federal securities laws or regulations since January 1, 1998. All of the Common Stock has been issued in compliance with all applicable federal and state securities laws. Except as previously disclosed in the Public Filings, and other than the Registration Rights Agreement to be executed by Seller and AmeriVest at Closing as provided in Section 19 hereof, there are no outstanding subscriptions, options, warrants, rights, calls, conversion or exchange rights, rights of first refusal, contracts, commitments, proxies, voting trusts or agreements, plans, or other agreements to which AmeriVest is a party relating to the purchase, issuance, sale, or voting of the Common Stock.

14.2.2 AmeriVest Shares. The AmeriVest Shares will be duly authorized, validly issued, fully paid, and non-assessable when issued to Seller. The AmeriVest Shares will not when issued be, nor are they currently, subject to any preemptive rights at Closing, under statute, AmeriVest's articles of incorporation, its bylaws, or any agreement to which AmeriVest is or will be a party or by which AmeriVest is or will be bound. The AmeriVest Shares will be issued in compliance will all applicable federal and state securities laws. Other than the Registration Rights Agreement to be executed by Seller and AmeriVest at Closing as provided in Section 19 hereof, there are no outstanding subscriptions, options, warrants, rights, calls, conversion or exchange rights, rights of first refusal, contracts, commitments, proxies, voting trusts or agreements, plans, or other agreements to which AmeriVest is a party relating to the purchase, issuance, sale, or voting of the AmeriVest Shares.

14.3 Authorization and Validity of this Agreement. AmeriVest has the requisite corporate power and authority to execute, deliver, and consummate the transactions contemplated by this Agreement subject to the approval by the shareholders of AmeriVest and the American Stock Exchange of the issuance of the AmeriVest Shares as contemplated by Section 8.2.3. AmeriVest's execution, delivery, and consummation of the transactions contemplated by this Agreement have been duly authorized and approved by its Board of Directors and shareholders and no other corporate action on the part of AmeriVest is necessary to consummate the transactions contemplated hereby except for the approval of the shareholders of AmeriVest contemplated by Section 8.2.3. This Agreement has been duly executed and delivered by AmeriVest and, assuming due execution of this Agreement by the other parties hereto, is a valid and binding obligation of AmeriVest enforceable against AmeriVest in accordance with its terms, except that the enforceability and the availability of certain rights and remedies provided for in this Agreement may be limited by (i) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, or other similar laws of general application affecting the enforcement of Seller's rights generally; and (ii) considerations of public policy and general principles of equity limiting the availability of equitable remedies, and equitable defenses, regardless of whether enforceability is considered in a proceeding in equity or at law, including the fact that the availability of any remedy of specific performance, injunctive, or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

14.4 Disclosure.

14.4.1 AmeriVest is current in filing all required documents with the United States Securities and Exchange Commission (the "SEC"). AmeriVest shall deliver to Seller, on or before the Closing, its Annual Report on Form 10-KSB for the year ended December 31, 2000 as filed with the SEC and all subsequent filings with the SEC. As of their respective dates, all Public Filings filed by AmeriVest with the SEC complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Public Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of AmeriVest included in the Public Filings comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of the unaudited statements, as permitted by Form 10-QSB of the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly present the financial position of AmeriVest at the dates thereof and the results of its operations and statements of cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein). There is no liability or obligation of any kind, whether accrued, absolute, fixed or contingent, of AmeriVest which is required by GAAP to be reflected or reserved against or otherwise disclosed in the most recent financial statements of AmeriVest included in the Public Filings that is not so reflected or reserved against that, individually or in the aggregate, would have a material adverse effect on AmeriVest.

14.4.2 Neither this Agreement nor any schedule, exhibit, or certificate delivered or documents executed in accordance with the terms hereof (i) contains any untrue statement (attributable to AmeriVest) of a material fact or (ii) omits to state any fact necessary to make the statements contained therein not misleading. AmeriVest has fully provided Seller with all the written information that Seller has requested for the purpose of deciding whether to consummate the transactions contemplated by this Agreement. AmeriVest agrees that, during the period between execution of this Agreement and the Closing, AmeriVest will provide all additional information that Seller reasonably requests.

14.5 Absence of Changes. Except as otherwise set forth in any Public Filing or press release of AmeriVest, since the date of the most recent Public Filings, there has not been:

14.5.1 Any material (in excess of $10,000 for any single item) damage, destruction or loss to any asset or property, tangible or intangible, of AmeriVest or of its subsidiaries;

14.5.2 Any material transaction relating to or involving AmeriVest (other than the transactions contemplated herein) which was entered into, or carried out by AmeriVest or its subsidiaries other than in the ordinary and usual course of business;

14.5.3 Any change made by AmeriVest in its accounting or tax practices or procedures relating thereto, or any material change made by AmeriVest in its method of operating its business;

14.5.4 Any sale, lease, or disposition of, or any agreement to sell, lease, or dispose of any of AmeriVest's assets or those of its subsidiaries, other than sales, leases or dispositions in the usual and ordinary course of business and consistent with past practices;

14.5.5 Any amendment, waiver, release, rescission, or termination of any material agreement, license, or other instrument to which AmeriVest is a party, including any write-off or other compromise on any account receivable outside the ordinary course of business;

14.5.6 Any adverse change in AmeriVest's relationships with any significant vendor(s) or customer(s) (except any conditions arising only from the internal financial condition of any such vendor or customer);

14.5.7 Any purchase or lease or any agreements to purchase or lease property or assets by AmeriVest in excess of $10,000 individually, or in excess of $25,000 in the aggregate;

14.5.8 Any loan by AmeriVest to any officer, director, or any relative of any officer or director (a "Related Party"), any loan by AmeriVest to any other individual or entity, guaranteeing by AmeriVest of any indebtedness (whether of a Related Party or otherwise) as to any individual or entity, or any renewal, extension, or alteration of any terms of any of the foregoing; or

14.5.9 Any event or condition of any character which may reasonably be expected to have a material adverse effect on the value of the AmeriVest Shares.

14.6 Books and Records. All of AmeriVest corporate records and minute books are located at AmeriVest's principal corporate headquarters in Denver, Colorado. Copies of all of AmeriVest' corporate records and minute books have been made available to Seller. The corporate records of AmeriVest accurately reflect the underlying facts and transactions in all material respects. The minute books and related corporate records of AmeriVest contain accurate records of all material corporate actions taken by the shareholders and Board of Directors of AmeriVest.

14.7 Subsidiaries. Except as previously disclosed in its Public Filings and press releases, AmeriVest does not own, directly or indirectly, any capital stock or other equity or proprietary interest in any corporation, partnership, association, trust, joint venture, or other entity.

14.8 Title to Assets; No Encumbrances. Except as otherwise previously disclosed in its Public Filings and press reports and except to the extent that it would not have a material adverse effect on AmeriVest or its operations, AmeriVest is the sole and exclusive legal and beneficial owner of all of its assets and properties. AmeriVest is not a party to, or bound by, any contract or obligation that requires it to sell or otherwise dispose of, or limits or compromises its ability to use, its assets or properties.

14.9 Operating Condition. All of AmeriVest tangible assets currently in active use, are suitable for the purposes for which they are used, are in good operating condition and repair, free from known defects except for minor defects that do not interfere with the continued use thereof. Each tangible asset of AmeriVest has been serviced and maintained in accordance with customary industry practices, although Seller acknowledges that from time to time some property, systems, and equipment may require repair or maintenance.

14.10 No Conflict or Default. Neither the execution, delivery, or performance of this Agreement will (i) conflict with or result in the breach of any term or provision of the articles of incorporation or bylaws of AmeriVest, or of any agreement, contract, deed, mortgage, order, judgment, decree, injunction, or legal obligation to which AmeriVest is a party, or by which AmeriVest's assets are bound, or constitute a default (or an event which, with the lapse of time or the giving of notice, or both, would constitute a default) thereunder; or (ii) result in the creation or imposition of a monetary encumbrance on any of AmeriVest's assets or give to any individual or entity any rights of termination, acceleration, or cancellation, in or with respect to the business or assets of AmeriVest.

14.11 Real Property. Except as disclosed in the Public Filings, AmeriVest owns no real property.

14.12 Employment Matters. AmeriVest has no employees.

14.13 Governmental Consents and Approvals; No Violations. The execution, delivery, and performance of this Agreement by AmeriVest and the consummation of the transactions contemplated hereby (i) will not violate any law, statute, rule, regulation, order, or decree of any governmental authority by which AmeriVest is bound; and (ii) will not require any filing with, or permit, consent or approval of, or the giving of any notice to any governmental authority or any other individual or entity, with the exception of the approval required by the American Stock Exchange to issue the AmeriVest Shares.

14.14 Third Party Consents. No consent, approval, or authorization of any third party (private or governmental) is required in connection with the execution, delivery, or performance of this Agreement by AmeriVest, except for the approval of the shareholders of AmeriVest contemplated by Section 8.2.3.

14.15 Litigation. Other than as previously disclosed to Seller in writing by AmeriVest, to the best of AmeriVest's knowledge, there is no material action, suit, proceeding at law or in equity, arbitration, or administrative or other proceeding or investigation, pending or, to the best of AmeriVest's knowledge, threatened, against or affecting AmeriVest or its assets or properties or the assets or properties of any of its subsidiaries, and neither AmeriVest nor its directors or officers know of any valid basis for any such action, suit, proceeding or investigation. AmeriVest is not presently subject to any judgment, order, or decree entered in any lawsuit or other judicial or administrative proceeding.

14.16 Taxes.

14.16.1 Tax Returns. AmeriVest has timely filed or caused to be timely filed with the appropriate taxing authorities all returns, statements, forms, and reports for taxes ("Tax Returns") that are required to be filed by, or with respect to, AmeriVest on or prior to the Closing. AmeriVest is not currently the beneficiary of any extension of time within which to file a Tax Return. AmeriVest has provided Seller with copies of all Tax Returns since the fiscal year ending December 31, 1998. The Tax Returns have accurately reflected in all material respects all liability for taxes of AmeriVest for the periods covered thereby.

14.16.2 Payment of Taxes. All taxes of AmeriVest due for all taxable years ending on or prior to December 31, 2000, have been timely paid. With respect to the taxable year beginning January 1, 2001, all taxes on net income earned prior to the Effective Date have been timely paid or accrued and adequately disclosed and fully provided for as a liability on AmeriVest's most recent Form 10-QSB filed with the SEC.

14.16.3 Taxes Generally. Except as otherwise previously disclosed in its Public Filings, AmeriVest has fully complied with all federal, state, and local tax laws and regulations.

14.17 Compliance with Laws. Other than as previously disclosed in its Public Filings and press releases and except to the extent that it would not have a material adverse effect on AmeriVest or its operations, AmeriVest has complied and is in compliance in all material respects with all applicable judicial or administrative decisions known to AmeriVest and all federal, state, and local laws, statutes, licensing requirements, rules, and regulations applicable to its business, including zoning laws, rules, and regulations. AmeriVest has been granted all licenses, permits, authorizations, and approvals from federal, state, local, and foreign governmental authorities necessary to carry on its business as currently conducted, all of which are currently valid and in full force and effect. All such licenses, permits, authorizations, consents, and approvals will be effective as of the Closing, and valid and in full force and effect to the same extent as if the transactions contemplated hereby had not occurred. There is no order issued, investigation, or proceeding pending or threatened with respect to any violation of or conflict with any law, statute, rule, or regulation by AmeriVest relating to the operation of its business.

14.18 Environmental Laws and Regulations.

14.18.1 Hazardous Materials. To the best of AmeriVest's knowledge, and other than as previously disclosed in its press releases and Public Filings and except to the extent that it would have a material adverse effect on AmeriVest or its operations, no "hazardous" or "toxic" materials or substances ("Hazardous Materials"), as defined by an federal or state environmental laws or regulations ("Environmental Laws"), have been generated, used, treated, or stored on or released or disposed on any real property owned by any AmeriVest or any of its subsidiaries, except for such Hazardous Materials that have been used or stored in the ordinary course of the business of AmeriVest and in compliance with all applicable Environmental Laws.

14.18.2 General Compliance. To the best of its knowledge and except to the extent that it would not have a material adverse effect on AmeriVest or its operations, AmeriVest and its subsidiaries have complied with and are in compliance with all Environmental Laws and the requirements of permits issued under such Environmental Laws with respect to any real property owned by any of AmeriVest's subsidiaries.

14.18.3 No Claims. To the best of AmeriVest's knowledge and except to the extent that it would not have a material adverse effect on AmeriVest or its operations, there have been no claims under any Environmental Laws pending or threatened against AmeriVest or any of its subsidiaries with respect to any real property owned or operated by any of them, and there have been no facts, circumstances, conditions or occurrences on any such real property that could reasonably be anticipated (i) to form the basis of such a claim against AmeriVest, any of its subsidiaries, or any assets of AmeriVest; or (ii) to cause such real property or assets of AmeriVest to be subject to any restrictions on the ownership, occupancy, use or transferability under any Environmental Law.

14.18.4 No Tanks. Except as previously disclosed in its press releases and Public Filings, there have been no underground storage tanks (without respect to the substance stored therein) located on any real property owned by any of AmeriVest's subsidiaries during their period of ownership.

14.19 Public Filings Incorporated Herein.

14.19.1 AmeriVest represents and warrants that the Public Filings were accurate and complete and fairly represented the financial position of AmeriVest on the dates they were filed, however, Seller acknowledges that the financial position of AmeriVest may have changed since the date of any such Public Filing. AmeriVest makes no warranty or representation that any prior Public Filing accurately represents the current financial position of AmeriVest.

14.19.2 To the extent that the Public Filings are referred to and qualify AmeriVest's express warranties and representations herein, the Public Filings are hereby incorporated in, and are made a part of, the warranties, representations, and disclosures of AmeriVest to Seller under this Agreement. In addition to any other rights and remedies available to Seller under this Agreement or pursuant to federal and state securities laws for breaches of Seller's representations and warranties herein, Seller may rely on the Public Filings as a part of AmeriVest's contractual disclosures hereunder, to the extent that the Public Filings are referred to and qualify AmeriVest's express warranties and representations herein, and shall have the same claims for breach of contract for any misrepresentations in the Public Filings as Seller may have for any false or misleading representations and warranties of AmeriVest expressly set forth in this Agreement.

15. Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to Seller that the following are true and correct as of the Effective Date and that the following shall be true and correct of the Closing Date and for one year thereafter:

15.1 Purchaser is duly organized, validly existing, and in good standing under the laws of the State of Colorado and has the power and authority to carry on its business and to enter into this Agreement and the transaction contemplated hereby.

15.2 There are no actions, suits, investigations, or proceedings at law or in equity by or before any court, governmental instrumentality, commission, or other agency now pending or threatened or against or affecting Purchaser or any of Purchaser's properties or rights that might result in an adverse change in Purchaser's business or its condition, financial or otherwise. Further, Purchaser is not in default with respect to any order, writ, injunction, or decree of any court or any governmental agency or department.

15.3 Purchaser has full power, authority and legal right to execute and deliver and to perform and observe the provisions hereof and of the transactions contemplated hereby. Purchaser is not in default in the performance of any obligation, covenant or condition in any agreement, decree, or order to which Purchaser is party or by which Purchaser is bound or to which any of Purchaser's properties are subject. Purchaser is not a party to a contract or agreement or subject to any articles of incorporation or other corporate restriction which adversely affects Purchaser's business, property, assets or financial condition. Purchaser is not a party to or otherwise subject to any contact or agreement which restricts or otherwise affects Purchaser's right or ability to undertake the transactions contemplated hereby or the performance of any of its respective terms.

15.4 Purchaser's execution of this Agreement has been duly authorized and will not violate any provision of law or articles of incorporation or corporate bylaws or any other agreement previously entered into.

15.5 Neither this Agreement nor any schedule, exhibit, or certificate delivered or documents executed in accordance with the terms hereof (i) contains any untrue statement (attributable to Purchaser) of a material fact or (ii) omits to state any fact necessary to make the statements contained therein not misleading. Purchaser has fully provided Seller with all the written information that Seller has requested for the purpose of deciding whether to consummate the transactions contemplated by this Agreement. Purchaser agrees that, during the period between execution of this Agreement and the Closing, Purchaser will provide all additional information that Seller reasonably requests.

15.6 No consent, approval, authorization, permit or license from any federal, state, or local regulatory authority is required in connection with the transactions contemplated herein.

15.7 This Agreement constitutes a legal and binding obligation of Purchaser, and is valid and enforceable against Purchaser in accordance with its terms, except that the enforceability and the availability of certain rights and remedies provided for in this Agreement may be limited by (i) bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium, or other similar laws of general application affecting the enforcement of Seller's rights generally; and (ii) considerations of public policy and general principles of equity limiting the availability of equitable remedies, and equitable defenses, regardless of whether enforceability is considered in a proceeding in equity or at law, including the fact that the availability of any remedy of specific performance, injunctive, or other equitable relief is subject to the discretion of the court before which any proceeding therefor may be brought.

15.8 Purchaser further agrees to notify Seller immediately in writing if any of the representations or warranties herein are breached or are no longer accurate at any time prior to and including the Closing Date.

16. Default. If Seller fails to comply with this Agreement for any reason, and such non-compliance continues for ten business days after Seller's receipt of Purchaser's written notice of non-compliance, Purchaser may terminate this Agreement or seek such other relief as may be provided by law. If Purchaser fails to comply with this Agreement for any reason, and such non-compliance continues for ten business days after Purchaser's receipt of Seller's written notice of non-compliance, Seller may terminate this Agreement or seek such other relief as may be provided by law. In any action to enforce this Agreement or for other relief provided by law, the prevailing Party shall recover its reasonable costs and attorneys' fees.

17. Commission. Seller agrees, represents and warrants that all the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly, without the intervention of any other person, so as not to give rise to any valid claim against any Party hereto for a fee, sales commissions or other like payments. Purchaser agrees, represents and warrants that all the negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly, without the intervention of any other person, so as not to give rise to any valid claim against any Party hereto for a fee, sales commissions or other like payments.

18. Indemnity Agreements.

18.1 Purchaser and AmeriVest, jointly and severally, hereby agree to and shall indemnify, defend, and hold harmless Seller and Seller's officers, directors, employees and agents from and against any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys' fees and costs, arising out of a (i) breach by Purchaser of any lease of the Property on or after the Closing Date; (ii) breach by Purchaser and/or AmeriVest of any contract pertaining to Plaza or the Property on or after the Closing Date; (iii) breach by Purchaser and/or AmeriVest of this Agreement or of any representations, covenants, or warranties included in this Agreement; (iv) a claim by any broker that it represented Purchaser and/or AmeriVest or is otherwise entitled to compensation in connection with this Agreement or with the sale of the Plaza Interest; or (v) any other matter related to the Plaza Interest or the Property which occurs after Closing.

18.2 Seller hereby agrees to and shall indemnify, defend, and hold harmless Purchaser and its officers, directors, employees and agents from and against any loss, injury, damage, claim, lien, cost or expense, including reasonable attorneys' fees and costs, arising out of a (i) breach by Seller or Plaza of any lease of the Property prior to the Closing Date; (ii) breach by Seller or Plaza of any contract pertaining to Plaza or the Property prior to the Closing Date;
(iii) breach by Seller or Plaza of this Agreement or of any representations, covenants, or warranties included in this Agreement; (iv) a claim by any broker that it represented Seller or Plaza or is otherwise entitled to compensation in connection with this Agreement or with the sale of the Plaza Interest; (v) or any other matter related to the Plaza Interest or Property which occurs prior to Closing.

18.3 Promptly after receipt by an indemnified party under this Section 18 of notice of any claim or the commencement of any action (including any governmental action) that is subject to indemnification under Section 18.1 or
18.2 above, such indemnified party shall, if a claim in respect thereof is to be made against any indemnifying party under this Section 18, deliver, within ten
(10) days after the indemnified party's receipt thereof, to the indemnifying party a written notice of such claim or the commencement of such action, as the case may be. The indemnifying party shall have the right to participate in the defense thereof. If the indemnifying party agrees in writing that it will be responsible for any costs, expenses, judgments, damages, and losses incurred by the indemnified party with respect to such claim, jointly with any other indemnifying party similarly noticed, it shall have the right to assume and solely (or with other counsel) to control the defense thereof with counsel mutually satisfactory to the parties. An indemnified party, however, shall have the right to retain its own counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if the indemnified party provides a legal opinion from its own counsel that representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing, or otherwise conflicting, interests between such indemnified party and any other party represented by such counsel in such proceeding as to the matters which are the subject of such proceeding. The failure to deliver written notice to the indemnifying party, within the ten (10) day period specified above, of such claim or the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Agreement only if and to the extent that such failure is prejudicial to its ability to defend such action, and the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any other indemnified party.

19. Additional Agreements.

19.1 Registration Rights. At Closing, Seller and AmeriVest shall enter into a Registration Rights Agreement substantially in the form attached hereto as Exhibit M and incorporated herein by this reference.

19.2 Managing Member. Sheridan Development will remain as the sole Manager of Seller and will vote the AmeriVest Shares on behalf of Seller until the AmeriVest Shares have been distributed to Seller's members pursuant to the Registration Rights Agreement.

19.3 Dividend Reinvestment Plan. Seller agrees to enroll 50% of its AmeriVest Shares in the AmeriVest DRIP commencing on the Closing Date and continuing for a period of two years after the Closing Date.

19.4 Cooperation Concerning Financial Statements and Taxes. After the Closing Date, each of AmeriVest, Purchaser, Plaza and Seller shall cooperate, and cause its respective directors, employees, officers and representatives to cooperate, with the others and with each other's respective agents, including accounting firms and legal counsel, in connection with the preparation or audit of any financial statements, tax return or report, amended return or report, claim for refund in any tax claim or litigation in respect of AmeriVest, Purchaser, Seller, or Plaza or their respective activities, which cooperation shall include, but not be limited to, making available to the other all information, records, and documents in their possession relating to the liabilities for taxes associated with each of them, except as may be limited by this Agreement. Each of AmeriVest, Purchaser, Seller and Plaza also shall make available to the others, as reasonably requested and available, the personnel responsible for preparing, maintaining and interpreting information, records and documents in connection with financial statements and taxes as well as related litigation. Any information provided or obtained pursuant to this Section 19.4 shall be kept confidential, except as may be otherwise necessary in connection with the filing of periodic reports required under the 1934 Act or of returns or reports, refund claims, audits, tax claims and litigation.

19.5 Additional Documents; Further Assurances. In addition to the items specifically required to be furnished hereunder, the Parties hereby agree that each will promptly furnish to the other such further schedules, certificates, and other instruments and take such other action as may reasonably by requested in order to effectuate the purposes of this Agreement.

20. Notice. All notices, requests, demands, directions and other communications ("Notices") concerning this Agreement shall be in writing and shall be mailed or delivered personally or sent by telecopier or facsimile to the applicable Party at the address of such Party set forth below in this Section 20. When mailed, each such Notice shall be sent by first class, certified mail, return receipt requested, enclosed in a postage prepaid wrapper, and shall be effective on the fifth day after it has been deposited in the mail. When delivered personally, each such Notice shall be effective when delivered to the address for the respective Party set forth in this Section 20, provided that it is delivered on a business day and further provided that it is delivered prior to 5:00 p.m., local time; otherwise, each such Notice shall be effective on the first business day occurring after the Notice is delivered. When sent by telecopier, each such Notice shall be effective immediately upon confirmation of transmission received by the sender's telecopier, provided that it is sent on a business day and further provided that it is sent prior to 5:00 p.m., local time; otherwise, each such Notice shall be effective on the first business day occurring after the transmission confirmation is received by the sender's telecopier. Each such Notice shall be addressed to the Party to be notified as shown below:

To Purchaser:

                  AmeriVest Inverness Inc.
                  c/o President
                  1780 South Bellaire Street, Suite 515
                  Denver, Colorado 80202
                  Facsimile No:  (303) 296-7353

with copy to:

                  Alan L. Talesnick, Esq.
                  Patton Boggs LLP
                  1660 Lincoln Street, Suite 1900
                  Denver, Colorado 80264
                  Facsimile No:  (303) 894-9239

         To Seller:

                  Sheridan Investments, LLC
                  c/o Managers
                  1780 South Bellaire Street, Suite 515
                  Denver, Colorado 80202
                  Facsimile No:  (303) 296-7357

         with copy to:

                  Steven G. Wright, Esq.
                  Isaacson, Rosenbaum, Woods & Levy, P.C.
                  633 Seventeenth Street, Suite 2200
                  Denver, Colorado 80202
                  Facsimile No.:  303-292-3152

         To Plaza:

                  Sheridan Plaza at Inverness, LLC
                  c/o Sheridan Investments, LLC
                  1780 South Bellaire Street, Suite 515
                  Denver, Colorado 80202
                  Facsimile No:  (303) 296-7357

         with copy to:

                  Steven G. Wright, Esq.
                  Isaacson, Rosenbaum, Woods & Levy, P.C.
                  633 Seventeenth Street, Suite 2200
                  Denver, Colorado 80202
                  Facsimile No.:  303-292-3152

     Any Party may change its respective address for purposes of this Section 20 by giving the other Parties Notice of the new address in the manner set forth above.

21. Entire Agreement. This Agreement, together with the exhibits attached hereto (all of which are incorporated by reference and made a part hereof) is the entire agreement between the Parties with respect to the subject matter hereof, and no alteration, modification or interpretation hereof shall be binding unless in writing and signed by all Parties.

22. Severability. If any provision of this Agreement or application to any Party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances, other than those as to which it is so determined invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and shall be enforced to the fullest extent permitted by law.

23. Captions. The captions in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit or describe the scope of this Agreement or the scope or content of any of its provisions.

24. Time of Essence. Time is of the essence in this Agreement.

25. Counterparts; Facsimile Signatures. This Agreement may be executed and delivered in any number of counterparts, each of which so executed and delivered shall be deemed to be an original and all of which shall constitute one and the same instrument. Facsimile signatures shall be as binding as original signatures.

26. Recordation. Seller and Purchaser agree not to record this Agreement or any memorandum hereof.

27. Parties in Interest, Survival, Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of Seller and Purchaser. All representations, covenants, and agreements in this Agreement or any statement, certificate, or other document delivered in connection with this Agreement or pursuant hereto shall survive the Closing. This Agreement may not be assigned by either party without the prior written consent of the other party hereto.

28. Governing Law and Venue. The Agreement is governed by the laws of the State of Colorado and the United States, and venue for any dispute related to or arising hereunder shall be in any court of competent jurisdiction in the City and County of Denver, Colorado.

           [ THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK ]

     IN WITNESS WHEREOF the parties hereto have cause this Agreement to be executed by their duly authorized officers or representatives the day and year first above written to be effective as of the Effective Date.

SHERIDAN INVESTMENTS, LLC,                   AMERIVEST INVERNESS INC.,
a Colorado limited liability company,        a Colorado corporation

By: Sheridan Development, LLC,               By: /s/ Charles K. Knight
    a Colorado limited liability             -----------------------------
    company, Manager                         Charles K. Knight, President


By: /s/ William T. Atkins
------------------------------------
William T. Atkins, Manager


By: /s/ Alexander S. Hewitt
------------------------------------
Alexander S. Hewitt, Manager


SHERIDAN PLAZA AT INVERNESS, LLC,            AMERIVEST PROPERTIES, INC.,
a Colorado limited liability company         a Maryland corporation

By: Sheridan Investments, LLC,               By: /s/ Charles K. Knight
    a Colorado limited liability             -----------------------------
    company, Manager                         Charles K. Knight, President


By: Sheridan Development, LLC,
    a Colorado limited liability
    company, Manager


By: /s/ William T. Atkins
------------------------------------
William T. Atkins, Manager


By: /s/ Alexander S. Hewitt
------------------------------------
Alexander S. Hewitt, Manager





                                    * * * * *